                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                      C. BREWER HOMES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                      [LOGO]

                             C. BREWER HOMES, INC.

                                ----------------

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 14, 1998

                            ------------------------

To our Stockholders:

    You are cordially invited to attend the 1998 Annual Meeting of Stockholders of C. BREWER HOMES, INC. (the "Company"), which will be held at C. Brewer and Company, Limited, 26-238 Hawaii Belt Road, Hilo, Hawaii 96781 at 10:00 a.m. on October 14, 1998 for the following purposes:

    (1) To elect six directors to the Board of Directors;

    (2) To consider and vote upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as independent public accountants for the Company for the fiscal year ending March 31, 1999; and

    (3) To consider and vote upon a proposal to amend the Company's Certificate of Incorporation to change the name of the Company to Hawaii Land & Farming Company, Inc.;

    (4) To act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

    These matters are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on August 21, 1998 as the record date for determining those stockholders who will be entitled to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

    Representation of at least a majority of all outstanding shares of Class A Common Stock and Class B Common Stock of C. Brewer Homes, Inc., considered as a single class, excluding Treasury Stock, is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted.

    Please read the proxy material carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

                                          Sincerely yours,

                                              [SIGNATURE]

                                          John W. A. Buyers
                                          CHAIRMAN OF THE BOARD

September 4, 1998
Honolulu, Hawaii

              STOCKHOLDERS SHOULD READ THE ENTIRE PROXY STATEMENT
                   CAREFULLY PRIOR TO RETURNING THEIR PROXIES

                                PROXY STATEMENT
                                      FOR
                      1998 ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                             C. BREWER HOMES, INC.

                         TO BE HELD ON OCTOBER 14, 1998

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of C. BREWER HOMES, INC. ("C. Brewer Homes" or the "Company") of proxies to be voted at the 1998 Annual Meeting of Stockholders, which will be held at 10:00 a.m. on October 14, 1998 at C. Brewer and Company Limited, 26-238 Hawaii Belt Road, Hilo, Hawaii 96781, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 1998 Annual Meeting of Stockholders. This Proxy Statement and the proxy card were first mailed to stockholders on or about September 4, 1998. The Company's 1998 Annual Report is being mailed to stockholders concurrently with this Proxy Statement. The 1998 Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

                         VOTING RIGHTS AND SOLICITATION

    The close of business on August 21, 1998 was the record date for stockholders entitled to notice of and to vote at the 1998 Annual Meeting of Stockholders. As of that date, C. Brewer Homes had 4,028,158 shares of Class A Common Stock, $.01 par value per share, and 4,307,842 shares of Class B Common Stock, $.01 par value per share (collectively, the "Common Stock"), issued and outstanding. All of the shares of the Company's Common Stock outstanding on the record date, except for Treasury Stock, are entitled to vote at the 1998 Annual Meeting of Stockholders, and stockholders of record entitled to vote at the meeting will have one vote for each share of Class A Common Stock and three votes for each share of Class B Common Stock so held with regard to each matter to be voted upon.

    Shares of the Company's Common Stock represented by proxies in the accompanying form which are properly executed and returned to C. Brewer Homes will be voted at the 1998 Annual Meeting of Stockholders in accordance with the stockholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted for the election of each of the directors as described herein under "Proposal 1--Election of Directors," for ratification of the selection of accountants as described herein under "Proposal 2--Ratification of Selection of Independent Public Accountants," and for approval of the proposal to amend the Company's Certificate of Incorporation to change the Company's name to Hawaii Land & Farming Company, Inc. as described herein under "Proposal 3--Amendment of the Company's Certificate of Incorporation to Change the Name of the Company to Hawaii Land & Farming Company, Inc." Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment. Any stockholder has the right to revoke his or her proxy at any time before it is voted at the meeting. Election of directors by stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election present in person or represented by proxy. The ratification of the selection of the accountants for the Company will require the affirmative vote of a majority of the votes cast by the stockholders entitled to vote at the 1998 Annual Meeting of Stockholders present in person or represented by proxy. The amendment of the Company's Certificate of Incorporation to change the Company's name to Hawaii Land & Farming Company, Inc. will require the affirmative vote of a majority of the voting power of the shares of the Company's outstanding Common Stock. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

    The entire cost of soliciting proxies will be borne by C. Brewer Homes. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, telegraph or special letter by officers and regular C. Brewer Homes employees for no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Company's Common Stock, and such persons may be reimbursed for their expenses.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    A board of six directors will be elected at the 1998 Annual Meeting of Stockholders. The nominees for the Board of Directors are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for director listed below, unless instructions to the contrary are marked on the proxy. In the event that a nominee is unable or declines to serve as a director at the time of the 1998 Annual Meeting of Stockholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until the director's successor has been elected.

NOMINEES TO BOARD OF DIRECTORS

                                                                                                    DIRECTOR
NAME                                                        PRINCIPAL OCCUPATION                      SINCE         AGE
------------------------------------------  -----------------------------------------------------  -----------      ---
John W.A. Buyers..........................  Chairman of the Board of C. Brewer Homes, Inc.;              1992           70
                                            Chairman and Chief Executive Officer of C. Brewer and
                                            Company, Limited and Chairman and President of Buyco,
                                            Inc.
Seth A. Bakes.............................  President and Chief Executive Officer of C. Brewer           1997           45
                                            Homes, Inc.
Clinton R. Churchill......................  Trustee for the Estate of James Campbell                     1993           54
David A. Heenan...........................  Trustee for the Estate of James Campbell                     1993           58
Paul C.T. Loo.............................  Senior Vice President Dean Witter Reynolds, Inc.             1997           67
Kent T. Lucien............................  Executive Vice President and Chief Financial Officer         1989           44
                                            of C. Brewer and Company, Limited

    John W.A. Buyers has been Chairman of the Board of the Company since May 1992. Mr. Buyers was appointed President and Chief Executive Officer of C. Brewer and Company, Limited ("CBCL") in 1975, and was the Chairman, President and Chief Executive Officer of CBCL from 1982 to 1993. Mr. Buyers has been the Chairman and President of Buyco, Inc. ("Buyco"), the parent company of CBCL, since 1986. Mr. Buyers is a director of First Hawaiian Bank, Mauna Loa Resources, Inc. and John B. San Filippo & Sons, Inc., a commercial nut company.

    Seth A. Bakes has been President and Chief Executive Officer and a Director of the Company since January 1997. From August 1995 to January 1997, he was Managing Director of Del Amo Financial Center in California. From March 1986 to August 1995, he was Vice President-Finance and then a development partner with Winger Development Company, a California real estate developer. Mr. Bakes has a masters degree in Business Administration from the Amos Tuck School of Business Administration at Dartmouth College.

    Clinton R. Churchill has been a Trustee for the Estate of James Campbell since July 1992. From July 1988 through July 1992, Mr. Churchill was the estate's Chief Executive Officer, and from October 1984 to June 1988, he served as its Chief Operating Officer. From 1981 to 1984, Mr. Churchill was the President and Chief Executive Officer of Gaspro, Inc. Mr. Churchill is also a director of Bank of Hawaii.

    David A. Heenan has been a Trustee for the Estate of James Campbell since January 1995. From May 1982 to December 1994, Mr. Heenan was Chairman, President and Chief Executive Officer of

Theo. H. Davies & Co., Ltd., the North American holding company for the Hong Kong-based Jardine Matheson. Mr. Heenan joined Theo. H. Davies & Co., Ltd. in May 1982. From April 1975 to April 1982, Mr. Heenan served as vice president for academic affairs at the University of Hawaii and, before that, as dean of its business school. Mr. Heenan is also a director of Bank of Hawaii, Pacific Century Financial Corporation (a holding company for Bank of Hawaii), and Aloha Airlines, Inc.

    Paul C.T. Loo has held various positions with Dean Witter Reynolds, Inc. since 1960 and has been a senior vice president since 1985. Mr. Loo has also been a director of CBCL and Buyco since 1986 and serves on the three-member executive committee of CBCL.

    Kent T. Lucien was the Executive Vice President and Chief Financial Officer of the Company from April 1993 to April 1994. Mr. Lucien has been the Executive Vice President and Chief Financial Officer of CBCL since June 1991. From January 1989 to May 1991, Mr. Lucien was Senior Vice President and Chief Financial Officer of CBCL, and from January 1987 to December 1988, he was Vice President, Chief Financial Officer and Treasurer of CBCL. Mr. Lucien has been the President of Mauna Loa Resources, Inc. since September 1995.

                         BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of eight meetings during the fiscal year ended March 31, 1998 (the "1998 fiscal year"). Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which he served as a director) and (ii) the total number of meetings held by all committees of the Board on which he served (during the periods that he served).

    The Company has an Audit Committee, a Compensation Committee and a Conflicts Committee of the Board of Directors. There is no nominating committee or committee performing the functions of such committee.

    The Audit Committee meets with the Company's financial management and its independent public accountants to review internal control conditions, audit plans and results, and financial reporting procedures. This Committee, which currently consists of Kent T. Lucien, Clinton R. Churchill and Paul C.T. Loo, held one meeting during the 1998 fiscal year.

    The Compensation Committee reviews and approves the Company's compensation arrangements for executive officers and key employees and administers the Company's 1993 Stock Option/Stock Issuance Plan (the "1993 Plan"). This Committee, which currently consists of David A. Heenan, John W.A. Buyers and Clinton R. Churchill, held two meetings during the 1998 fiscal year.

    The Conflicts Committee resolves any conflicts of interest that may arise in connection with the Company's ongoing relationship with Buyco, CBCL and their affiliates, including the amendment of any of the agreements between the Company and Buyco, CBCL and their affiliates. Prior to the initial public offering of the Company's Class A Common Stock in December 1993 (the "Initial Public Offering"), the Company was a wholly owned subsidiary of CBCL, which is a wholly owned subsidiary of Buyco. Buyco is the common parent of an affiliated group of corporations formed in connection with the acquisition of CBCL in 1986. This Committee, which currently consists of Clinton R. Churchill, David A. Heenan and Seth A. Bakes, held three meetings during the 1998 fiscal year.

                             DIRECTOR REMUNERATION

    Non-employee members of the Board are each paid an annual retainer fee of $15,000 and are reimbursed for all reasonable out-of-pocket costs incurred in connection with their attendance at such meetings. They also receive $500 for each meeting of the Board attended, $400 for each committee meeting attended on a day on which no Board meeting is held, and $200 for each committee meeting attended on the same day on which a Board meeting is held. Pursuant to the automatic stock option grant program under the 1993 Plan, each individual who first becomes a non-employee Board member after the effective date of the 1993 Plan is eligible to receive an option grant for 5,000 shares of Class A Common Stock at an exercise price per share equal to the fair market value on the date of grant. Each individual who continues to serve as a non-employee Board member is also eligible to receive a 5,000-share option grant biennially on the date of every second Annual Meeting of Stockholders since the 1995 Annual Meeting of Stockholders, provided such individual has served as a non-employee Board member for at least six months. A non-employee Board member may not receive options to purchase more than 25,000 shares of Class A Common Stock over his or her period of Board service.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of July 31, 1998 by: (i) each person who is known to the Company to own beneficially more than five percent of the outstanding shares of the Company's Class A Common Stock or Class B Common Stock; (ii) each director; (iii) each officer listed in the Summary Compensation Table; and (iv) all directors and executive officers as a group.

                                                                                    COMMON STOCK(1)
                                                                 ------------------------------------------------------
                                                                          CLASS A                     CLASS B
                                                                 --------------------------  --------------------------
                                                                             PERCENTAGE OF               PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                              SHARES       CLASS(2)       SHARES       CLASS(3)
---------------------------------------------------------------  ---------  ---------------  ---------  ---------------
John W.A. Buyers(4)(5)(6)......................................      7,222         *           673,549          15.6%

SC Fundamental Inc., ..........................................    492,600          12.3%       --            --
  The SC Fundamental Value Fund, L.P.,
  SC Fundamental Value BVI, Inc., Gary N. Siegler and Peter M.
  Collery(7)
  10 East 50th Street, 21st Floor
  New York, NY 10022

Fred H. Brenner and Annette J. Brenner(8) .....................    626,000          15.6        --            --
  514 N. Wynnewood Ave.
  Wynnewood, PA 19096

Richard W. Kazmaier Trust(9) ..................................     --            --           388,379           9.0
  676 Elm Street
  Concord, MA 01742

Marvin J. Tilker(10) ..........................................     25,000         *           372,050           8.6
  415 South St. 14004
  Honolulu, HI 96813

John J. F. Sherrerd(12) .......................................     --            --           367,787           8.5
  833 Miurfield Road
  Bryn Mawr, PA 19010

Ing Family Partnership ........................................     --            --           361,283           8.4
  841 Bishop Street, Suite 860
  Honolulu, HI 96813

Jean E. Rolles Trust UA Feb. 4, 1988(11) ......................     34,500         *           282,434           6.5
  3087 La Pietra Circle
  Honolulu, HI 96815

John W.A. Buyers Generation ...................................     --            --           235,396           5.4
  Skipping Trust UA July 20, 1989(13)
  Jane B. Russo
  126 W. 75th Street
  New York, NY 10023

Clinton R. Churchill(5)........................................     16,422         *            --            --

David A. Heenan(5)(14).........................................     13,022         *            --            --

Paul C.T. Loo(5)...............................................      6,389         *           189,119           4.4

Kent T. Lucien(5)..............................................     12,222         *           112,901           2.6

Seth A. Bakes(15)..............................................     20,833         *            --            --

                                                                                    COMMON STOCK(1)
                                                                 ------------------------------------------------------
                                                                          CLASS A                     CLASS B
                                                                 --------------------------  --------------------------
                                                                             PERCENTAGE OF               PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                              SHARES       CLASS(2)       SHARES       CLASS(3)
---------------------------------------------------------------  ---------  ---------------  ---------  ---------------
Edward T. Foley(15)............................................     29,167         *            --            --

All executive officers and directors as a group (9
  persons)(16).................................................    120,677           2.9       980,988          22.6

------------------------

  *  Less than 1%

 (1) Except as indicated in the footnotes to this table, the stockholders named in the table are believed by the Company to have sole voting and investment power with respect to all shares of Class A Common Stock and Class B Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

 (2) Based on 4,013,749 shares of the Company's Class A Common Stock outstanding on July 31, 1998.

 (3) Based on 4,332,251 shares of the Company's Class B Common Stock outstanding on July 31, 1998.

 (4) Mr. Buyer's address is 828 Fort Street, Honolulu, HI 96813.

 (5) Includes options exercisable within 60 days of July 31, 1998 to purchase shares of Class A Common Stock as follows: Buyers 7,222; Churchill 12,222; Heenan 12,222; Loo 6,389; and Lucien 12,222. These options were granted pursuant to the Company's automatic stock option grant program for nonemployee Board members.

 (6) These shares, other than the 7,222 option shares identified in Note 5 are beneficially owned by the J.W.A. Buyers Revocable Living Trust dated December 20, 1989, voting power over which is held by John W.A. Buyers.

 (7) Beneficial ownership is based in part on an amended Schedule 13D filed on or about January 5, 1996, which states: (i) The SC Fundamental Inc., beneficially owns and shares voting and dispositive power over 322,950 shares of Class A Common Stock; (ii) SC Fundamental Value BVI, Inc. beneficially owns 167,650 shares of Class A Common Stock which it purchased as managing general partner of the investment manager of SC Fundamental Value BVI, Ltd. and shares voting and dispositive power with respect to such shares; and (iii) Gary N. Siegler and Peter M. Collery is each a controlling stockholder, executive officer and director of SC Fundamental Inc. and SC Fundamental Value BVI, Inc. and by virtue of such status may be deemed to own beneficially such shares.

 (8) Includes 301,100 shares beneficially owned by Fred H. Brenner and 324,900 shares beneficially owned by Annette J. Brenner. Fred and Annette Brenner, as husband and wife, beneficially own an aggregate of 626,000 shares, and each of them disclaims beneficial ownership of the shares owned by the other.

 (9) Includes 27,096 shares beneficially owned by the 56-22 Irrevocable Trust UA December 8, 1989, 252,898 shares beneficially owned by the Richard W. Kazmaier 1988 Irrevocable Trust and 108,385 shares beneficially owned by the KSG Trust. Voting power over the Richard W. Kazmaier 1988 Trust is shared with Alexander A. Bernhard and Costas C. Rodis, who are also the sole trustees and share voting power over the KSG Trust.

 (10) Includes 39,646 shares beneficially owned by the Marvin J. Tilker Trust dated November 21, 1989, 12,379 shares beneficially owned by the Marvin Tilker Irrevocable Trust dated November 21, 1989, and 320,025 shares beneficially owned by the Marvin J. Tilker Revocable Trust dated October 9, 1983.

 (11) Includes 1,081 shares beneficially owned by the Cutter Scott Rolles Trust UA December 26, 1985 and 1,081 shares beneficially owned by the Parker Scott Rolles Trust UA October 12, 1988. The Company believes that voting control over each of these trusts is held by Jean E. Rolles.

 (12) Includes 81,289 shares beneficially owned by the John J.F. Sherrerd Deed Trust dated June 9, 1989, over which Kathleen C. Sherrerd, wife of John J.F. Sherrerd, has voting power, and 27,457 shares beneficially owned by Kathleen C. Sherrerd.

 (13) Includes 28,908 shares owned by the John W.A. Buyers Educational Trust dated July 20, 1989. Voting power over both trusts is shared by Jane Buyers Russo, Rebecca H. Buyers-Basso and Elsie Buyers Viehman, all of whom are adult daughters of John W.A. Buyers.

 (14) Includes 800 shares of Class A Common Stock beneficially owned by the Nery
      L. Heenan Revocable Living Trust. Nery L. Heenan is the wife of David A. Heenan.

 (15) Consists of options to purchase shares of Class A Common Stock exercisable within 60 days of July 31, 1998.

 (16) Includes options held by all executive officers and directors as a group, including options held by B. Eben Dale, the Company's Secretary, for 12,000 shares, to purchase an aggregate of 112,277 shares of Class A Common Stock. The totals for the group also includes 3,400 shares of Class A Common Stock and 5,419 shares of Class B Common Stock held by Mr. Dale.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table provides certain summary information concerning the compensation earned by (i) the Company's Chief Executive Officer, and (ii) the other most highly compensated executive officer of the Company serving as such as of the end of the last fiscal year whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to the Company for the fiscal years ended March 31, 1998, March 31, 1997 and March 31, 1996. Such individuals will be hereafter referred to as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM COMPENSATION AWARDS
                                                                                               -----------------------------
                                                                  ANNUAL COMPENSATION          SECURITIES
                                                           ----------------------------------  UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                   FISCAL YEAR  SALARY(1)      BONUS       OTHER      OPTIONS    COMPENSATION(2)
--------------------------------------------  -----------  ----------  -----------  ---------  -----------  ----------------
                                                    1998   $  191,667   $  --       $  25,000(4)     --        $   10,113
Seth A. Bakes ..............................        1997       47,115      --          63,877(5)     50,000        --
  President and Chief Executive Officer(3)          1996       --          --          --          --              --

Edward T. Foley ............................        1998      135,000      --                      --          $    8,100
  Executive Vice President and Chief                1997      120,000      --                      10,000          16,867(7)
  Financial Officer                                 1996      115,000      --                      --               4,777

------------------------

(1) Includes employee contributions to CBCL's 401(k) Plan and Buyco's 401(k) Plan in which the Company's employees participated prior to the Initial Public Offering. The Company's employees continue to participate in CBCL's 401(k) Plan.

(2) The indicated amount for each Name Executive Officer includes contributions made by the Company to CBCL's 401(k) Plan on behalf of each such officer which match his or her salary deferral contributions to such plan as follows:

                                                                                     401(K) PLAN
NAME                                                                        YEAR     CONTRIBUTION
------------------------------------------------------------------------  ---------  ------------
Seth A. Bakes...........................................................       1998   $   10,113
                                                                               1997       --
                                                                               1996       --
Edward T. Foley.........................................................       1998        8,100
                                                                               1997        8,638
                                                                               1996        4,777

(3) Mr. Bakes became an employee of the Company in January 1997.

(4) Represents rent paid by the Company of $25,000 to a CBCL affiliate for a residence on Maui occupied by Mr. Bakes.

(5) Represents relocation expenses paid by the Company.

(6) Mr. Foley resigned from the Company in July 1998.

(7) The indicated amount also is comprised of a retroactive contribution made by the Company to CBCL's 401(k) Plan on behalf of Mr. Foley.

STOCK OPTIONS

    No stock options or stock appreciation rights ("SARs") were granted by the Company during the 1998 fiscal year to the Named Executive Officers.

STOCK OPTION EXERCISE AND HOLDINGS

    The following table sets forth certain information with respect to the Named Executive Officers concerning shares of the Company's Class A Common Stock subject to exercisable and unexercisable stock options which the Named Executive Officers held at the end of the 1998 fiscal year. No options or SARs were exercised by any Named Executive Officer during the 1998 fiscal year. Except to the extent of any limited stock appreciation rights awarded in connection with outstanding options, none of the Named Executive Officers held any stock appreciation rights at the end of that fiscal year.

                         FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED IN-THE-
                                                              UNDERLYING UNEXERCISED     MONEY OPTIONS AT FISCAL YEAR
                                                            OPTIONS AT FISCAL YEAR-END    END LESS EXERCISE PRICE(1)
                                                            --------------------------  ------------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -------------  ---------------
Seth A. Bakes.............................................      14,583        35,417      $  --           $  --
Edward T. Foley...........................................      26,875         8,125         --              --

------------------------

(1) The fair market value of the Company's Class A Common Stock on March 31, 1998 was $2.00.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS

    In January 1997, the Company entered into a letter agreement (as amended) with Seth A. Bakes, the Company's President and Chief Executive Officer. Pursuant to the letter agreement, Mr. Bakes' annual base salary was increased to $200,000 during fiscal year 1998 based on meeting certain performance guidelines. The letter agreement also included (i) a provision entitling Mr. Bakes to an option to purchase 50,000 shares of the Company's Class A Common Stock at an exercise price of $2.125 per share, and (ii) the opportunity to receive further stock option grants in the future based upon certain price targets for the Company's Class A Common Stock.

    In August 1997, the Company entered into a Release and Separation Agreement (as amended) with the Company's Chief Financial Officer, Edward T. Foley. The Release and Separation Agreement provided that Mr. Foley remain with the Company at the discretion of the Board of Directors, but not beyond July 15, 1998. In addition, the Release and Separation Agreement set forth conditions under which Mr. Foley was eligible for bonuses and other lump sum payments. The Release and Separation Agreement also provided that Mr. Foley be paid a Consulting Fee in accordance with the provisions of a Consultant Agreement in lieu of any severance benefits and set forth the terms and conditions of certain benefits retained by Mr. Foley. In addition, the Release and Separation Agreement provided for a mutual release of claims by both parties other than claims arising out of any breach of the Release and Separation Agreement.

    The Consultant Agreement set forth the terms and conditions upon which Mr. Foley serves as a consultant to the Company in an independent capacity for the shorter of a period of six continuous months from the Consultant Agreement's Effective Date or until Mr. Foley should obtain other employment. For the duration of the Consultant Agreement, Mr. Foley will receive $11,250 per month, and if Mr. Foley spends more than ten hours providing consulting services in any one month, he will be paid an hourly rate to be mutually agreed upon by the Company and Mr. Foley.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Compensation Committee") establishes and administers the Company's executive compensation program. The Compensation Committee reviews compensation levels of persons designated as executive officers ("Executive Officers") and key employees by the Board of Directors and evaluates significant employee benefit programs, executive management performance and related matters pertaining to Executive Officers. The Compensation Committee also administers the 1993 Plan.

    The following is a summary of policies of the Committee that affect the compensation paid to Executive Officers, as reflected in the tables and text set forth elsewhere in this Proxy Statement.

                   OVERALL EXECUTIVE COMPENSATION PHILOSOPHY

    The Company's executive compensation programs are designed to allow the Company to compete for, retain and motivate talented executives necessary for the Company's success by creating a strong relationship between executive compensation and the interests of stockholders, as reflected by the Company's financial performance and long-term stock price appreciation.

    The Company's executive compensation philosophy is based on the following objectives:

    - ATTACT AND RETAIN HIGHLY QUALIFIED EXECUTIVE TALENT BY PROVIDING COMPETITIVE TOTAL COMPENSATION. The Company relies on publicly-available information, independent homebuilding industry compensation surveys and the advice of independent compensation consultants to ensure that this objective is achieved.

    - MOTIVATE EXECUTIVE OFFICERS TO ACHIEVE HIGHEST LEVELS OF PERFORMANCE BY PROVIDING A SIGNIFICANT PORTION OF TOTAL COMPENSATION THROUGH ANNUAL INCENTIVES. All Executive Officers receive a significant portion of their total compensation in annual incentives, and as levels of responsibility increase, a greater proportion of total compensation is performance-based.

    - ALIGN EXECUTIVE OFFICERS' INTERESTS WITH THE INTEREST OF STOCKHOLDERS BY PROVIDING SIGNIFICANT INCENTIVES TO MANAGE THE COMPANY FROM THE PERSPECTIVE OF AN OWNER. A significant portion of Executive Officers' total compensation is provided in the form of stock options which reward long-term Company performance and create a commonality of interests between executives and stockholders.

STRIVE FOR FAIRNESS IN THE ADMINISTRATION OF COMPENSATION.

    The Company strives to fairly balance compensation for individuals within the Company as well as between the Company and comparable companies.

    The Company's executive compensation program consists of three primary elements: base salaries, annual incentives, and stock options which are described below. Executive Officers are also eligible to receive other benefits which are generally available to all full-time employees of the Company.

                                  BASE SALARY

    In order to achieve the Company's objective to attract and retain a highly qualified executive team, the base salaries of Executive Officers are established at levels which are consistent with the average amounts paid by competing public and private companies with comparable operations. Each executive's base salary is then established after considering individual performance, experience, and level of responsibility.

                               ANNUAL INCENTIVES

    The Company's annual executive incentive program, which includes the Chief Executive Officer, Executive Officers (including Named Executive Officers) and other key management employees, is intended to motivate and reward participants for their contribution toward the attainment of the Company's annual performance targets, typically including pre-tax income, earnings per share, cash flow, and certain operational and strategic goals which may vary from period to period such as land use approvals, project financing, corporate financing, acquisitions/joint ventures and organizational development. The aggregate amount of the Company's annual incentive pool is based on a percentage of the Company's pre-tax income. This amount is allocated to program participants based on the Company's performance and the individual performance and contribution of participants. Participants in the annual executive incentive program are also eligible for annual incentives available to all Company employees through the Company's Performance Improvement Incentive Plan, which provides for awards of up to a maximum of 15% of the employee's base salary based on the Company's achievement of targeted performance objectives. The Company did not meet its performance targets for the 1998 fiscal year. Accordingly, no individual annual incentives were awarded by the Company in the 1998 fiscal year.

                                 STOCK OPTIONS

    Executive Officers are eligible to receive periodic grants of stock options pursuant to the 1993 Plan. In addition, the Company entered into a letter agreement with Seth A. Bakes, the Company's President and Chief Executive Officer, pursuant to which Mr. Bakes will automatically receive certain options to purchase the Company's Class A Common Stock if the Company's stock price reaches certain pre-determined levels. These stock options closely align the interests of executives and stockholders as the ultimate value received by option holders is directly related to increases in the Company's stock price.

    The Compensation Committee intends to evaluate additional grants annually for the Named Executive Officers and other key personnel.

                      CHIEF EXECUTIVE OFFICER COMPENSATION

    The annual base salary for Seth A. Bakes for fiscal year 1998 was based upon certain salary and performance guidelines outlined in a January 1997 letter agreement (as amended) with Mr. Bakes. In conjunction with the terms of this agreement, Mr. Bakes' base salary for fiscal year 1998 was set at $200,000.

                  DEDUCTION LIMITED FOR EXECUTIVE COMPENSATION

    Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits federal income tax deductions for compensation paid to the Chief Executive Officer and the four other most highly compensated officers of a public company to $1 million per officer in any year, but contains an exception for performance-based compensation that satisfies certain conditions.

    The 1993 Plan is structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the 1993 Plan will qualify as compensation which will not be subject to the $1 million limitation exception to the deduction limit.

    While it is unlikely that other compensation payable to any Executive Officer would exceed the deduction limit in the near future, the Compensation Committee has not yet considered whether it will seek to qualify compensation other than options for the performance-based exception or will prohibit the payment of compensation that would exceed the deduction limit. However, in approving the amount and form of compensation for Executive Officers, the Compensation Committee will continue to consider all elements of cost to the Company of providing that compensation.

    Submitted by the Compensation Committee of the Company's Board of Directors:

                           David A. Heenan, Chairman
                                John W.A. Buyers
                              Clinton R. Churchill

PERFORMANCE GRAPH

    The following performance graph shows the percentage change in cumulative total return to a holder of the Company's Class A Common Stock, assuming dividend reinvestment, compared with the cumulative total return, assuming dividend reinvestment, of the Standard & Poor's 500 Stock Index and the peer group indicated below, during the period from December 14, 1993 through March 31, 1998.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                           C. BREWER HOMES, INC.        S & P 500 STOCK INDEX      PEER GROUP
12/14/93                                                     $100.00                    $100.00          $100.00
3/31/94                                                      $104.17                     $97.55           $89.96
3/31/95                                                       $50.00                    $112.74           $64.91
3/31/96                                                       $34.89                    $148.93           $82.34
3/31/97                                                       $20.83                    $178.41           $80.81
3/31/98                                                       $16.67                    $264.03          $174.14
PEER GROUP COMPANIES
CENTEX CORP                                               PULTE CORP
CONTINENTAL HOMES HOLDING CP                        RYLAND GROUP INC
D R HORTON INC                                     SCHULER HOMES INC
ENGLE HOMES INC                                  STANDARD PACIFIC CP
HOVNANIAN ENTRPRS INC CL A                        SUNDANCE HOMES INC
INCO HOMES CORP                                    TOLL BROTHERS INC
KAUFMAN & BROAD HOME                                UDC HOMES INC LP
LENNAR CORP                                     WASHINGTON HOMES INC
ORIOLE HOMES CORP CL B                             WEBB (DEL E) CORP
PRESLEY COMPANIES

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    John W.A. Buyers was a member of the Compensation Committee of the Board of Directors of the Company during the last fiscal year. Mr. Buyers is also the Chairman of the Board of Directors of the Company, as well as the Chairman and President of Buyco and Chairman and Chief Executive Officer of CBCL. Mr. Buyers owns greater than ten percent of the outstanding shares of Buyco, of which CBCL is a wholly owned subsidiary.

RELATIONSHIPS WITH C. BREWER AND COMPANY, LIMITED

    C. Brewer Homes, Inc., a Delaware corporation, is a land developer and homebuilder in the State of Hawaii with land holdings and operations on the islands of Maui, Kauai, and Hawaii. The Company's executive offices are located at 255-A East Waiko Road, Wailuku, Maui, Hawaii 96793, and its telephone number is (808) 242-6833. The Company was initially incorporated in the State of Hawaii in October 1970 and for more than 20 years operated as the wholly owned real estate development and investment subsidiary of C. Brewer and Company, Limited. During this period, the Company developed expertise in obtaining entitlements and in selling land, mainly to developers for commercial projects, golf courses, residential developments and agricultural subdivisions. Pursuant to a restructuring and distribution (the "Restructuring", described below under "the Restructuring"), effected immediately prior to the consummation of the Company's initial public offering of Class A Common Stock in December 1993, all of the 5,750,000 outstanding shares of the Class B Common Stock of the Company were distributed by CBCL to Buyco, which in turn distributed such stock to its then 74 stockholders. The Company changed its state of incorporation to Delaware in 1994.

    Initially a trading company, in 1876 CBCL's business became principally focused on the operation of sugar plantations and, over the subsequent years, CBCL increased its landholdings to support this business. In the late 1970s and early 1980s, CBCL diversified into other businesses, including the growing, packaging and marketing of macadamia nut, guava, and coffee products, as well as the distribution of industrial products and services. CBCL was an independent, publicly traded company listed on the New York Stock Exchange until 1978, when it was acquired by International Utilities Corporation. In 1986, a group of investors led by John W.A. Buyers, CBCL's Chairman and Chief Executive Officer, formed Buyco, which completed a leveraged buyout of CBCL.

    In connection with the Restructuring, the Company and CBCL entered into a number of agreements for the purpose of defining their ongoing relationship, including certain tax and other indemnification arrangements. These agreements were not the result of negotiations between independent parties. There can be no assurance that each of such agreements is, or all of them taken as a whole are, on terms comparable to those that would have resulted from negotiations between unaffiliated parties. The ongoing relationship between the Company and CBCL, including the amendment of any of the agreements between the Company and CBCL, could result in conflicts of interest between the Company and CBCL. Such conflicts of interest will be resolved by a committee of the Board of Directors of the Company comprised of two directors who are not officers or employees of the Company or any of its affiliates, including CBCL ("Outside Directors"), and one employee-director. See "Relationships with C. Brewer and Company, Limited."

    Set forth below are summaries of certain agreements, arrangements, and transactions among the Company, CBCL, and certain of its affiliates. Also set forth below is a description of the guaranty provided by CBCL to the Lenders in connection with a portion of the indebtedness under the Master Credit Agreement. The discussions with respect to such agreements are qualified in their entirety by reference to the agreements as filed with the Securities and Exchange Commission.

    INTERCOMPANY AGREEMENT. The Intercompany Agreement between the Company, CBCL, and certain of CBCL's affiliates provides:

    (a) CBCL shall make available to the Company, at the Company's request, various management services to the Company, including human resources and risk management. The Company currently pays $2,500 per month to CBCL for such services. In addition, CBCL shall be reimbursed for any out-of-pocket expenses incurred in connection with providing the services, as well as for extraordinary services. The provisions for such services were formally extended through July 31, 1998 and are currently under consideration for further extension. CBCL makes no representations or warranties with respect to such services, except that CBCL agrees to perform such services with the same degree of care, skill and prudence customarily exercised in its own operations. CBCL is not liable for any losses or damages suffered in respect to such services performed, other than losses or damages arising from CBCL's intentional or negligent failure to perform or its negligence in the performance of such services.

    (b) CBCL and the Company grant each other access to certain records and information in its possession. Each party was required to retain all such information in its possession until December 1996, (other than tax returns and related documents, which may be requested to be retained for a longer period), and thereafter each party is required to give the other party prior notice of any planned disposition of such information.

    (c) CBCL shall maintain insurance coverage for the Company under insurance policies issued to CBCL, for which the Company shall pay a premium, subject to renegotiation annually. The insurance includes property damage, builders' risk, general and automobile liability, blanket crime and fiduciary liability. Risks not covered under such policies or programs are borne by the Company. Either party may terminate the insurance coverage, in whole but not in part, on 120 days' prior written notice. If the Company terminates the insurance coverage, the Company will nonetheless be obligated to pay the then current annual premium. If CBCL terminates the insurance coverage, the Company will receive a pro-rata refund on the premium paid.

    (d) CBCL grants to the Company in perpetuity (subject to the conditions described below) an exclusive royalty-free right and license to use the trade name, trademark, and service mark "C. Brewer" as the distinctive portion of the Company's name and in connection with the development and sale of real estate. The Company may sublicense the trademark and may change the form and manner of the trademark, in each case subject to the prior written approval of CBCL, which shall not be unreasonably withheld. As a condition of the trademark license, the Company will establish and maintain quality control standards, policies, and procedures acceptable to CBCL. The trademark license may be terminated by CBCL only on an uncured material breach of the provisions relating to the trademark license or on the insolvency or liquidation of the Company.

    (e) CBCL and their affiliated companies (other than the Company) will pay all federal and state income taxes and other taxes accruing to the affiliated group of corporations prior to the Restructuring and pay all taxes arising from the Restructuring (including any taxes resulting from the transfer of assets to CBCL and its affiliates pursuant to the Restructuring); provided that the Company shall pay all taxes associated with the Company's operations accruing after the Restructuring and certain fees and conveyance taxes arising from the transfer of assets from the Company to affiliates of CBCL as part of the Restructuring.

    ASSET EXCHANGE AGREEMENT AND CONTRIBUTION AGREEMENT. The Company, CBCL, and certain of CBCL's subsidiaries, in December 1993, entered into an Asset Exchange Agreement (the "Asset Exchange Agreement") and a Contribution Agreement (the "Contribution Agreement"), which together provided for the principal corporate transactions required to effect the Restructuring, including the transfer to the Company of CBCL's inventory of entitled land and certain unentitled land at CBCL's historical cost basis, the transfer by the Company to CBCL of certain unentitled, undeveloped land as well as the stock of Kilauea Irrigation Co., Inc., and the allocation between the Company and CBCL of certain liabilities. The Asset Exchange Agreement contains representations by the parties thereto regarding each company's ownership of the real property being transferred by it in connection with the Restructuring. The Contribution Agreement contains representations by CBCL and certain of its subsidiaries regarding their ownership of the real property being contributed by them to the Company in connection with the Restructuring.

    Subject to certain exceptions, these agreements provide for assumptions of obligations and liabilities and cross-indemnities designed to allocate financial responsibility for general corporate liabilities and income taxes. The liabilities assumed by the Company include certain liabilities specifically assumed by the Company arising out of or in connection with the real property transferred by the Company to CBCL. Liabilities assumed by CBCL include liabilities primarily arising out of or in connection with real property transferred to the Company by CBCL and to CBCL by the Company in the Restructuring, including environmental liabilities and liabilities for any deferred or rollback taxes with respect to such property. Both the Asset Exchange Agreement and the Contribution Agreement include procedures for notice and payment of indemnification claims and provide that a party required to indemnify another party for a claim or suit brought by a third party may elect to assume the defense of such claim. Any indemnification payments will be adjusted to reflect the receipt of insurance proceeds and the effect of federal, state and local taxes. In addition, to the extent that CBCL or any affiliate of CBCL defaults in the making of any indemnification payments owed to the Company and such default is not cured, the Company may offset against such defaulted amounts any payments owed by it to CBCL pursuant to the CBCL Land Option at a rate of $1.20 for every $1.00 of unpaid indemnification obligation.

    CBCL LAND OPTION. The Company, CBCL, and certain subsidiaries of CBCL are parties to the CBCL Land Option which provides, among other things, that for 20 years from December 1993, the Company will have the option to purchase up to approximately 1,982 acres of currently unentitled land in the State of Hawaii from CBCL at its fair market value (less a discount of 3.5%, representing customary selling costs avoided by CBCL) at the time of exercise of the option. The Company will undertake an appraisal of such property at the time of exercise of the option and will not be required to purchase any property at a price above such appraisal (less a discount of 3.5%, representing customary selling costs avoided by CBCL). In the event the Company and CBCL are unable to agree on a fair market value, the fair market value will be determined by a three-party appraisal procedure set forth in the CBCL Land Option.

    If, prior to the Company' exercise of the CBCL Land Option, CBCL desires to sell such property, the Company has a right of first offer and a right of first refusal prior to the sale of such property to a third party upon the same terms as those available to a third party. CBCL is restricted from developing or causing to be developed any of its properties for residential use until December 15, 2003. However, CBCL retains the right (i) to subdivide its properties, (ii) subject to the option and right of first refusal, to sell its properties, and
(iii) subject to the option and right of first refusal, to hold direct and indirect interests in entities that are engaged in planning or construction of such properties, provided that neither CBCL nor any of its subsidiaries controls any such entity or is actively involved in the development of such residential real estate.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) reports they file.

    Based solely on a review of the copies of such forms received by it, and on written representations from certain reporting persons, the Company believes that during the 1998 fiscal year all Section 16(a) filing requirements applicable to its directors, officers, and ten percent stockholders were complied with.

                                   PROPOSAL 2
          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The firm of PricewaterhouseCoopers LLP served as independent public accountants for the Company for the fiscal year ended March 31, 1998. The Board of Directors desires the firm to continue in this capacity for the current fiscal year. Accordingly, a resolution will be presented to the meeting to ratify the selection of PricewaterhouseCoopers LLP by the Board of Directors as independent public accountants to audit the accounts and records of the Company for the fiscal year ending March 31, 1999, and to perform other appropriate services. In the event that stockholders fail to ratify the selection of PricewaterhouseCoopers LLP, the Board of Directors would reconsider such selection.

    A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representative desires to do so.

                                   PROPOSAL 3
       AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE
         THE NAME OF THE COMPANY TO HAWAII LAND & FARMING COMPANY, INC.

    The Board of Directors, in July 1998, adopted a resolution proposing that the Company's Certificate of Incorporation be amended to change the name of the Company to Hawaii Land & Farming Company, Inc. The proposed amendment would restate Article First of the Company's Certificate of Incorporation as follows:

    FIRST, the name of the corporation is Hawaii Land & Farming Company, Inc. (the "Corporation").

    The Board of Directors believes that it is in the Company's best interest to change the Company's name to Hawaii Land & Farming Company, Inc. From late 1993 through early 1997, the Company's business strategy was focused primarily on the construction and sale of homes. In early 1997, the Company expanded its business strategy to include the development and sale of lots and parcels of land, which had been the Company's primary business strategy prior to late 1993. Accordingly, the change in the Company name is proposed to more appropriately reflect the identity of the Company and the nature of its business.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be considered at the 1999 Annual Meeting of Stockholders must be received by C. Brewer Homes, Inc. no later than April 3, 1999. The proposal must be mailed to the Company's principal executive offices, 255-A East Waiko Road, Wailuku, Hawaii 96793, Attention: Seth A. Bakes. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission. A stockholder proposal may also be considered at the 1999 Annual Meeting, even if not included in next year's proxy statement, if the proposal is delivered to or mailed and received at the Company's principal executive offices prior to June 15, 1999. The Company's proxies shall have the discretionary authority with respect to any matter for which the Company does not have notice prior to June 15, 1999.

                                 OTHER MATTERS

    Management does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

    It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE WHICH HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

                                          By Order of the Board of Directors,

                                              [SIGNATURE]

                                          John W.A. Buyers
                                          CHAIRMAN OF THE BOARD

September 4, 1998
Honolulu, Hawaii

                            C. BREWER HOMES, INC.
                                   PROXY

                      1998 ANNUAL MEETING OF STOCKHOLDERS
                              OCTOBER 14, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints John W.A. Buyers and Seth A. Bakes, and each or either of them as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Class A Common Stock and Class B Common Stock of C. BREWER HOMES, INC. held of record by the undersigned on August 21, 1998 at the 1998 Annual Meeting of Stockholders of C. Brewer Homes, Inc. to be held on October 14, 1998, or at any adjournment thereof.

                 IMPORTANT: PLEASE DATE AND SIGN ON REVERSE SIDE

                     -arrow- FOLD AND DETACH HERE -arrow-

                                        /X/ PLEASE MARK
                                            YOUR CHOICES
                                            LIKE THIS.

                    FOR all nominees listed      WITHHOLD AUTHORITY
                    below (except as marked      to vote for all nominees
                    to the contrary below)       listed below

1. ELECTION OF
   DIRECTORS              /  /                          /  /

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

                        John W.A. Buyers      David A. Heenan
                        Seth A. Bakes         Paul C.T. Loo
                        Clinton R. Churchill  Kent T. Lucien

                                               FOR       AGAINST        ABSTAIN

2. To ratify the selection of
   PricewaterhouseCoopers LLP
   as independent auditors of
   the Company.                                / /        / /             / /

3. To approve the adoption of an
   amendment to the Company's Certificate
   of Incorporation changing the name of the
   Company to Hawaii Land & Farming
   Company, Inc.                               / /        / /             / /

4. In their discretion, the Proxies are
   authorized to vote upon such other matters
   as may properly come before the meeting.    / /        / /             / /


              I plan to attend the meeting.    / /


              The Board of Directors recommends
              a vote FOR Proposal Nos. 1, 2, and 3.
              This Proxy, when properly executed, will be voted as specified above. This Proxy will be voted FOR Proposal Nos. 1, 2, and 3 if no specification is made.

               PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature(s)                                         Date
             --------------------------------             ---------

Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                     -arrow- FOLD AND DETACH HERE -arrow-